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                                                                    EXHIBIT (1)


                                                                    NEWS RELEASE



           AK Steel Switches Roles for Two Vice Presidents


MIDDLETOWN, OH, November 27, 2000 -- AK Steel (NYSE: AKS) said it has named Michael T. Adams, 42, vice president, sales and marketing and James M. Banker, 44, vice president, operations. Mr. Adams had previously held the operations post while Mr. Banker previously held the sales and marketing post.

Mr. Adams will be responsible for carbon flat-rolled stainless auto exhaust and commodity stainless products. Mr. Adams joined the company in 1981 as a mechanical engineer. He progressed through a number of engineering and operations responsibilities prior to being named general manager of the company's Ashland Works in 1993. He was subsequently named general manager of the company's Middletown Works. He holds a Bachelor of Science degree in mechanical engineering from The Ohio State University.

Mr. Banker will be responsible for the operations of the Middletown (Ohio) Works, Ashland (Kentucky) Works and the Rockport (Indiana) Works of AK Steel. Mr. Banker joined AK Steel's predecessor company in 1980 and advanced through a number of commercial assignments. He was named general manager, sales in 1992 and vice president, sales and marketing in 1999. He holds a Bachelor of Arts degree in government from Harvard University.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,000 men and women in plants and offices in Middletown, Coshocton, Mansfield, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel.